STRATEGIC ALLIANCE AGREEMENT

              Made and entered on this ____ day of ___________1996


                                 by and between


      Logiphone Telephone Communications Ltd., a limited company registered and validly existing under the laws of the State of Israel, with registered offices at 4 Hamasger St., Industrial Zone, P.O.B. 2357, Ra'anana 43650 Israel (hereinafter, "Logiphone");

                               on the first part;


                                       And

     1. Logiphone Group, Inc., formerly known as Star Resources, Inc., a corporation incorporated and validly existing under the laws of the State of Delaware, USA. with registered offices at Two Lincoln Centre, Suite 540, 5420 LBJ Freeway L.B. 56 Dallas, Texas 75240 (hereinafter, "Star");


     2.          ICA BV, a B.V., registered and validly existing under the laws
     of The Netherlands,     with     registered offices at Brasem 31-4941 SE
     Raamsdanksveer (hereinafter: "ICA");


      (hereinafter jointly together referred to as: "Strategic Partner"):

                               on the second part;

Whereas, Logiphone is engaged in the design, manufacture and marketing of telephone exchanges and Other telecommunications equipment; and

             Whereas, ICA is engaged in marketing, distribution and sale, directly and through a network of agents and dealers, of telephone communications equipment and services; and


      Whereas, pursuant to an agreement dated October 10, 1996, Star has purchased the entire outstanding and issued share capital of ICA in consideration of the issue of Star Common Stock; and

     Whereas, Strategic Partner wishes to purchase telephone communications equipment from Logiphone and Logiphone wishes to sell such equipment to Strategic Partner and Strategic Partner wishes to fund certain capital requirements of Logiphone so as to enable Logiphone to further develop products the Strategic Partner may wish to purchase under the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration or the premises and of the respective representations and warranties hereinafter set forth and the covenants and undertakings contained herein, the parties agree as follows:

1.               Introduction

1.1              The preamble and appendices to this Agreement form an integral part hereof.

1.2              The headings of the paragraphs of this Agreement are inserted for convenience only and do not constitute an integral part hereof.

1.3              Star and ICA enter into this Agreement jointly and severally and shall together be referred to as "Strategic Partner".

1.4              Except as expressly provided for herein, this Agreement shall be effective as of the Effective Date. In the event that the Effective Date has not been reached by December 15,1996, then this Agreement shall be null and void and the parties hereto shall have no claim against the other in respect hereof.

2.     Definitions

As used herein, the following terms shall, unless the context clearly indicates otherwise, have the following meanings:

2.1 "Effective Date" shall mean the day upon which Logiphone shall have received at least $250,000 of the funds as stated in Section 7 below.

2.2 "Proprietary Rights" shall mean any patent, registered or pending, methods, models, technical data, plans, drawings, shape, designs, names, trade names, patents, calculations, or sketches relating to any product designed, developed, produced or sold by Logiphone, and any improvement, modification or enhancement thereof.

3.       Representations and Warranties of Logiphone

Logiphone warrants and represents to Strategic Partner as follows, which representations and warranties shall survive the Effective Date, regardless of what investigation, if any, Strategic Partner shall have made thereof:

3.1 Logiphone is a limited liability company, duly incorporated, validly existing and in good standing under the laws of the State of Israel. Logiphone has full power and authority to own its property to conduct the business being conducted by it and contemplated to be conducted hereunder, and to execute, deliver and perform this Agreement.

3.2 Logiphone has the technical know-how required for the fulfillment of its undertakings obligations herein.

3.3 No consents or approvals of any government or government agency or any other public or third party are required by Logiphone to execute, deliver and perform this Agreement.

3.4 This Agreement executed by Logiphone is a valid and binding obligation of Logiphone and is enforceable against it in accordance with its terms.

3.5 The execution, delivery and performance of this Agreement, by and on behalf of Logiphone, has been approved by the Board of Directors of Logiphone. This Agreement has been duly executed and delivered by and on behalf of Logiphone by its authorized officers.

3.6 Logiphone has legal rights and good and marketable title to all of its assets both real and personal, tangible and intangible (including the Proprietary Rights), that it purports to own, including the assets as stated in the financial statements of Logiphone and in this Agreement, free and clear of all leases, liens, security interests and encumbrances of any kind, except for those liens and pledges listed in Annex 3.6 attached hereto.

3.7 Logiphone has complied in all material respects with all laws and regulations applicable to it. Logiphone has all the permits, licenses, orders, consents and approval of all governmental or regulatory bodies material to carrying on its business. Logiphone is not in default under any such permits, licenses or any other authority. To the best of its knowledge, no suspension or cancellation of any such permits, licenses, or other authority is threatened, nor does Logiphone anticipate any difficulties in their renewal.

3.8 Except as disclosed in Annex 3.6, Logiphone has the right to use the Proprietary Rights used in the conduct of its business without infringing or violating the rights of any third parties. No claim has been asserted by any person to ownership of or right to use any Proprietary Right or challenging or questioning the validity or effectiveness of any such license or agreement, and Logiphone does not know of any valid basis for any such claim. Each of the Proprietary Rights is valid and subsisting, has not been canceled, abandoned or otherwise terminated and, if applicable, has been duly issued or filed.

Logiphone has no knowledge of any claim or inquiry as to whether, any product, activity or operation of Logiphone infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity; and no proceedings have been instituted, are pending or are threatened that challenge the rights of Logiphone; nor is Logiphone bound by any agreement of indemnification for any proprietary right as to the property manufactured, used or sold by Logiphone.

3.9 Since the inception of Logiphone, there have been no violations of the Foreign Corrupt Practices Act or of any similar state or federal statute relating to bribery by Logiphone or any of its agents.

4.       Representations and warranties of Star and ICA

Star and ICA, jointly and severally, warrant and represent to Logiphone as follows, which representations and warranties shall survive the Effective Date, regardless of what investigations, if any, Logiphone shall have made thereof:

4.1 Star is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware. ICA is a B.V., duly registered, validly existing and in good standing under the laws of The Netherlands.

4.2 Pursuant to an agreement dated October 10, 1996, between ICA, Star and ICA Marketing Company, L.C. Star purchased 100% of the issued and paid-up share capital of ICA in consideration of the issue of shares equal to approximately 89% of the outstanding and paid-up Star Common Stock.

4.3 Strategic Partner shall make best efforts to have the resources, financial and otherwise, required for the fulfillment of its obligations herein and it has the ability to market, distribute, and sell Logiphone products effectively in the manner set forth herein.

4.4 No consents or approvals of any government or government agency or any other public or third party are required by Strategic Partner to execute, deliver and perform this Agreement, except that (i) in connection with the raising of capital as contemplated in Section 7.1 hereof, Strategic Partner may have to make certain filings with the United States Securities and Exchange Commission, certain state securities commissions and certain foreign securities authorities and seek clearance by such securities authorities with respect to such filings and (ii) Strategic Partner may have to obtain certain permits and licenses in connection with the import, marketing, distribution, sale, installation and service of Logiphone products in certain jurisdictions pursuant to Section 8.1 of the Agreement.

4.5 This Agreement is a valid and binding obligation of Strategic Partner and is enforceable against them in accordance with their respective terms.

4.6 The execution, delivery and performance of this Agreement, by and on behalf of Strategic Partner, has been duly authorized by the Boards of Directors of Strategic Partner, and this Agreement has been duly executed and delivered by and on behalf of Strategic Partners' by their authorized officers. This Agreement constitutes the valid and legally binding agreement of Strategic Partner.

5.       The Cooperation

5.1 In consideration of the timely and complete fulfillment of the parties' obligations hereunder, the parties hereto shall cooperate in the planning, design, research and development, marketing and distribution of telephone communications equipment and specifically:

5.1.1 Strategic Partner shall make best efforts in establishing a network of dealers in those locations set forth in Annex 5.1 for the distribution of Logiphone's products in conjunction with its telephone communication services. To this aim, Strategic Partner's strategic plan includes the purchase of Logiphone's products for their distribution to end-users at no capital expense to the end-user in consideration for a services contract with such end-users.

5.1.2 Logiphone shall not discontinue the manufacture of telephone communications equipment which the Strategic Partner is currently purchasing from Logiphone absent the Strategic Partner's prior consent.

5.1.3 Logiphone shall research, develop, design and manufacture new telephone communications equipment for sale by Strategic Partner, at Strategic Partner's request, provided, however, that Strategic Partner fund any capital requirements of Logiphone for such research, development, design and manufacture on terms mutually acceptable to Logiphone and Strategic Partner.

5.1.4  Logiphone  shall  invite  the  clients  and  dealers of its  products  to
participate  in  the  Strategic   Partner's  network  of  dealers  of  telephone
communications equipment.

5.2 Strategic Partner shall furnish, once every quarter, a marketing, purchasing and distribution plan for Logiphone products, detailing the Logiphone products it estimates that it will purchase during the course of the quarter.

6.       Purchase of Logiphone Products

6.1 In consideration for the timely and complete fulfillment of Strategic Partner's obligations herein, Strategic Partner shall have the following rights with respect to the purchase of Logiphone products:

6.1.1 Strategic Partner shall have most "favored customer" status for the purchase of products from Logiphone, namely, that any products purchased from Logiphone by Strategic Partner shall be supplied to Strategic Partner on a first-priority basis compared to other Logiphone customers.

6.1.2 Strategic Partner shall have the right to purchase products from Logiphone at a FOB purchase price equal to the cost of such products to Logiphone as defined in Annex 6.1.2 in addition to 10% of such cost (the "Purchase Price"), but in no event more than the price charged by Logiphone to other customers for such products. Logiphone shall use best efforts to implement cost controls so that costs will be minimized to the extent reasonable.

6.1.3 Terms or payment for products purchased from Logiphone by Strategic Partner shall be as agreed upon by the parties from time to time, in each case considering the volume of any particular transaction, and the terms of payment demanded by Logiphone in the ordinary course of business from its other customers and the terms of payment demanded from Logiphone by its suppliers.

7.       Investment in Logiphone

7.1 Star hereby undertakes, that within 15 days from the receipt of funds from any private or public offering, or series of offerings of Star securities, Star will provide Logiphone with funding in an amount equal to 25% of the net proceeds of such offerings up to US $1,000,000.

7.2 The funds provided to the Logiphone shall be used for the further research and development and working capital needs of Logiphone, in accordance with the principles set forth in Annex 7.2.

7.3 The funds provided in accordance with the Section 7.1 shall be a loan to Logiphone pursuant to the Loan Agreement in the form attached hereto as Annex
7.3 (the "Loan"). The Loan shall be due upon the fifth anniversary from the Effective Date. Notwithstanding the above, Logiphone shall have the right, at any time, to either repay the outstanding balance of the Loan or convert the Loan to a 7.5% equity interest in Logiphone measured on a fully-diluted basis, with preemptive rights. In the event the Loan, or any part thereof, shall be converted to equity of Logiphone, any Logiphone shares held by Strategic Partner shall be subject to a right of first refusal on the transfer of such shares granted to the other shareholders of Logiphone.

7.4 In order to induce Strategic Partner to make this investment, Logiphone agrees that for a period ending on the first anniversary of the Effective Date it will not increase any executive salaries or pay any cash or in-kind dividends or make any other distribution to shareholders.

8.       Undertakings

8.1      Strategic Partner hereby undertakes as follows:

8.1.1 Abide and obey, in all material respects, all laws, permits, licenses, ordinances, bylaws, rules and regulations of any competent authority pertaining to the products purchased from Logiphone and the import, marketing, distribution, sale, installation and service thereof in any territory where Strategic Partner may engage in such activity. Strategic Partner shall bear the full responsibility and cost to apply for, obtain, and maintain all permits, licenses, and approvals, governmental or otherwise, required in connection with the importation, marketing, distribution, sale, installation and servicing of any product purchased form Logiphone, in which case such permit, license or approval shall be owned by Strategic Partner, and Logiphone will have no right to directly or indirectly market its products in reliance on such permit licenses or approval except through Strategic Partner. Logiphone shall have the right to bear 50% of the expenses associated with the application and maintenance of such permits, licenses and approvals in which case such permit, license or approval shall be in Logiphone's name as well, and Logiphone shall own such permit, license or approval together with Strategic Partner and shall have the right to directly or indirectly market its products in reliance thereon.

8.1.2 Strategic Partner shall follow Logiphone's storage, shipping, handling, installation and use instructions concerning products purchased from Logiphone.

8.2      Logiphone hereby undertakes as follows:

8.2.1    Sell the Logiphone Products to Strategic Partner as provided hereunder.

8.2.2 Abide and obey, in all material respects, all laws, permits, licenses, ordinances, bylaws, rules and regulations of any competent authority pertaining to the products sold to Strategic Partner and the export, marketing, distribution, sale, and service thereof in any territory where Logiphone may engage in such activity. Logiphone shall bear the full responsibility and cost to apply for, obtain, and maintain all permits, licenses, and approvals, governmental or otherwise, required in connection with the exportation, marketing, distribution and sale of any product sold to Strategic Partner.

8.2.3 Logiphone shall cooperate with Strategic Partner with respect to Strategic Partner's compliance with its undertakings in Section 8.2.2 hereunder.

9.       Proprietary Rights

9.l      The Proprietary Rights of any product developed, manufactured, sold by
Logiphone, or any part thereof, and any improvement, modification or enhancement thereof, shall be in the sole ownership of Logiphone. It is hereby acknowledged and agreed that Strategic Partner shall not in any way acquire any rights in the Proprietary Rights, or any part thereof, with respect to any of the Logiphone products.

9.2 Effective as of the execution of this Agreement, Strategic Partner shall have the right to use "Logiphone" in its corporate name and in connection with products purchased from Logiphone. If Strategic Partner has invested the full $1,000,000 under Section 7.1 and made all payments to Dutchco required under a certain agreement of even date herewith between Dutchco and Star, the Strategic Partner may use the "Logiphone" name in perpetuity; otherwise, Strategic Partner shall immediately cease to make any use of the "Logiphone" name upon termination of this Agreement for any reason whatsoever or in the event Logiphone so notified Strategic Partner upon the occurrence of any event as listed in Section 13 below, unless and to the extent Strategic Partner continues to purchase and distribute Logiphone products. In the event any claim shall be made against the "Logiphone" name in any territory in which Strategic Partner shall use the "Logiphone" name, then Strategic Partner shall make all efforts to immediately defend such claim, at its own expense.

9.3 Logiphone shall indemnify and hold Strategic Partner harmless against any and all costs, claims, damages, expenses, losses and demands (including legal expenses) incurred by or against Strategic Partner as a result of or in connection with any claim made or alleged that the Proprietary Rights, trademarks or any product supplied to Strategic Partner infringes any patent, copyright, trade secret, trademark or other intellectual property rights of any third party.

10.      Warranty

10.1 Logiphone shall warrant all products sold under this Agreement in accordance with its standard warranty in the form attached hereto as Annex 10.1 (the "Warrant"). Strategic Partner shall promptly give Logiphone written notice of any actual or threatened claim made against the Strategic Partner and/or Logiphone concerning any product purchased from Logiphone, or the Proprietary Rights, save for the use of the "Logiphone" name as stated in Section 9.2, and shall forward all documents it may receive and all relevant information it may have in connection with such claim. Failure to so notify Logiphone or provide such documents or information within the period of warranty as set forth in the Warranty , shall be deemed to constitute a waiver of any claim in connection therewith by Strategic Partner in the event that such delay materially impacts Logiphone's ability to provide a defense to such warranty claim, and Logiphone shall be released of any liability in connection therewith.

10.2 Logiphone's sole responsibility in connection with products sold shall be for faulty manufacturing, design and workmanship. Logiphone shall either replace or repair the defective products at its expense or refund Strategic Partner the purchase price paid thereon by Strategic Partner, provided it receives Strategic Partner's complaint as stated in the Warranty. Logiphone's liability is limited to the repair, replacement or refund as stated above. Logiphone's liability hereunder is contingent upon application, installation and use of the products and/or any part thereof, in strict compliance with Logiphone's instructions.

10.3 Except as expressly provided for in this Section, no warranty, express or implied, statutory or otherwise, including any warranties of merchantibility or fitness for a particular use or purpose is made with the respect to the products sold by Logiphone, or any part thereof, and all such warranties are hereby expressly excluded. Logiphone shall not be liable to Strategic Partner and/or any third party for any consequential or other damages incurred from the use of Logiphone's products purchased by Strategic Partner and/or any third party, except where such damages shall have been caused by Logiphone's willful and gross negligence.

11.      Confidentiality

During the term of this Agreement and at any time thereafter, except as required by applicable law, each party shall maintain in complete confidence all non-public information pertaining to the other parties' business and/or their products, including, without limitation, any technical information, design or data with respect to such products, and any marketing techniques or client list, and shall take all necessary measures to ensure that such information and data not be made available to any third party. Notwithstanding the foregoing, Strategic Partner may disclose such matters relating to Logiphone's business and/or products in connection with Strategic Partner's raising of capital, with Logiphone's prior consent, and Logiphone shall respond to Strategic Partner's request in this matter on a timely basis.

12.      Relationship of Parties

Nothing contained herein shall be deemed to constitute Strategic Partner as a partner and/or agent and/or legal representative of Logiphone and Strategic Partner shall not make any statements or representations to the contrary. No contracts, commitments, statements, or representations by or on behalf of Logiphone shall be binding in any respect on Logiphone. Strategic Partner shall effect all sales of Logiphone products as principal on its sole responsibility and Logiphone shall not in any way be responsible for sales made by Strategic Partner.

13.      Term of Agreement

13.1 This Agreement shall remain in effect until the fifth anniversary of the Effective Date, upon which it may be renewed by mutual written consent of the parties.

13.2 Notwithstanding the above, upon the occurrence of any one of the following events, Strategic Partner shall not be entitled to the special terms of sale as set forth in Section 6 above, and shall be entitled to purchase Logiphone products at market prices, terms and conditions. In addition, upon the occurrence of any one of the following events, Logiphone shall be released from its obligation as stated in Section 5.1.2 and shall be entitled to market, sell or otherwise distribute any of its products to any party subject to the limitation set forth in Paragraph 8.1.1 and shall not be bound to the provisions of Section 14.2 below:

13.2.1 In the event Strategic Partner fails to provide the Logiphone with $1,000,000 in funding within 90 days from the signing of this Agreement as set forth in Section 7 above;

13.2.2 if Strategic Partner shall not purchase from Logiphone, and fully and timely pay for in ten months out of each full calendar year during the term of this Agreement:

13.2.2.1 1,500 units of PABX systems in each of the three months following the sixth month from the Effective Date.

13.2.2.2 2,500 units of PABX systems in each of the 21 months following the ninth month from the Effective Date.

13.2.2.3 3,000 units of PABX systems in each of the 12 months following the 30th month from the Effective Dare.

13.2.2.4 1,500 units of PABX systems in each month from the 42nd month from the Effective Date and for the duration of the term of this Agreement.

13.2.3 Notwithstanding paragraph 13.2.2 above, if, in any given month, Strategic Partner fails to meet the minimum amount for that month, it shall nevertheless be deemed to meet the minimum amount for that month if it had exceeded the minimum amount set for any or the preceding months by at least the shortfall amount.

13.3 Logiphone's sole remedy in the event of a breach of this Agreement by Strategic Partner shall be to terminate this Agreement, including its obligations under Section 14.2 hereof.

14.      Non-competition

14.1 Strategic Partner, for the term of this Agreement, agrees that Logiphone shall be their sole supplier of end-user telephone communications equipment for distribution to end users, and that Strategic Partner shall not in any way market or otherwise distribute any other competing products, provided, however, that Logiphone is able to produce and deliver such product with equivalent features and functionality at a price equal to or lower than that available from competing suppliers. In the event that Logiphone is unable to produce or deliver such product at such a price, Strategic Partner may purchase a competing product.

14.2 Logiphone, for the term of this Agreement, shall not sell or otherwise distribute, any products to a competitor of the Strategic Partner, a competitor of the Strategic Partner being a distributor or telephone communications equipment to end-users at no capital expense, below cost or for a rental fee to the end-user in consideration for a services contract with such end-user, without the prior written consent of the Strategic Partner.

15.      Assignment

Strategic Partner shall be entitled to use sub-contractors and/or dealers for the sale and distribution of Logiphone products, but shall not be entitled to assign its rights or delegate its obligations under this Agreement to any third party, except with the prior written consent of Logiphone.

16.      Force Majeure

16.1 If either party is affected by Force Majeure, it shall forthwith notify the other party of the nature and extent thereof.

16.2 Neither party shall be deemed to be in breach of this Agreement or otherwise liable to the other by reason of any delay in performance or non-performance of any of the obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure.

16.3 If the Force Majeure in question prevails for a continuous period in excess of 60 days, the parties shall enter into bona fide discussions with the view to alleviating its effects or agreeing to alternative arrangements which could include termination of this Agreement.

16.4 "Force Majeure" for the purposes of this section shall mean any circumstances beyond the reasonable control of each party, including, without limitation, decrees of governments, acts of God, strikes, lockout, war, riot, civil unrest, sabotage, floods, fires, unavoidable accidents, explosions, earthquakes, embargo and acts of civil or military authority.

16.5 In the case of Force Majeure, and for such period it will prevail, Strategic Partner shall be entitled to purchase end-user telephone communications equipment from any other party.

17.      Modification and Waiver

No modification or amendment of any of the provisions of this Agreement, nor any waiver by any party or its consent to any deviation from the conditions of this Agreement, shall be binding upon any of the parties unless made in writing and signed by all the parties. No waiver of any rights by any party hereto shall be construed as a waiver of the same or any other right at any prior or subsequent time.

18.      Entire Agreement

This Agreement, together with its annexes, forms an entire and conclusive agreement between the parties and supersedes all proposals, agreements, understandings, representations and warranties, whether oral or written, expressed or implied, that were communicated between the parties prior to signature hereof and the same will be of no effect and inadmissible as evidence.

19.      Enforceability

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or their authority to be invalid, void, unenforceable or against its regulatory or public policy, the remainder of the terms, provisions, covenants and restriction of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

20.      Binding Effect

This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, representatives and assigns. The rights and obligations of the parties hereto may not be assigned in whole or in part.

21.      Jurisdiction and Governing Law

21.1 Any action, suit or proceeding arising out of or relating to this Agreement against Logiphone shall be brought exclusively in the courts of Tel-Aviv-Jaffa. Any action, suit or proceeding arising out of or relating to this Agreement against Strategic Partner shall be brought exclusively in any state or federal court sitting in Dallas, Texas. All such actions, suits or proceedings shall be governed and construed in accordance with the laws of the State of Israel.

22.      Expenses

Strategic Partner shall bear all expenses incurred by the Logiphone Group in connection with this Agreement up to $90,000. All such costs in excess of such amount will be paid by Strategic Partner only with its prior approval. Except as provided immediately above, each of the parties hereto shall